UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report:
March 29, 2005

(Date of Earliest Event Reported: March 29, 2005)

TENNESSEE GAS PIPELINE COMPANY

(Exact name of Registrant as specified in its charter)

Delaware	1-4101	74-1056569
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

El Paso Building
1001 Louisiana Street
Houston, Texas 77002

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (713) 420-2600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02 Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On March 24, 2005, the Audit Committee of El Paso Corporation's Board of Directors concluded that previously issued financial statements for the fiscal years ended December 31, 2002 and 2003 should no longer be relied upon because of an error in those financial statements.

During the completion of the financial statements for the year ended December 31, 2004, we identified an error in the manner in which we had originally adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 141, Business Combinations and SFAS No. 142, Goodwill and Other Intangible Assets, in 2002. Upon adoption of these standards, we incorrectly adjusted the cost of investments in unconsolidated affiliates and the cumulative effect of a change in accounting principle for the excess of our share of the affiliates’ fair value of net assets over their original cost, which we believed was negative goodwill. The amount originally recorded as a cumulative effect of accounting change was $10 million and related to our investment in the Portland Natural Gas (PNGTS). We subsequently determined that the amount we adjusted was not negative goodwill, but rather an amount that should have been allocated to the long-lived assets underlying our investment. As a result, we were required to restate our 2002 financial statements to reverse the amount we recorded as a cumulative effect of an accounting change on January 1, 2002. This adjustment also impacted a loss we recorded when we sold PNGTS in the fourth quarter of 2003, requiring a restatement of that year. The restatements also affected the investment and stockholders’ equity balances we reported as of December 31, 2002.

    The Audit Committee of El Paso's Board of Directors and certain authorized officers have discussed the matters described above with PricewaterhouseCoopers LLP, our independent accountant.

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TENNESSEE GAS PIPELINE COMPANY

By:	/s/ Greg G. Gruber
Greg G. Gruber
Senior Vice President, Chief Financial
Officer, Treasurer and Director
(Principal Financial and Accounting Officer)
 Dated:  March 29, 2005